                                                                     EXHIBIT 6.1

                            MINT ENERGY CORPORATION
                308 MAIN STREET, ALLENHURST, NEW JERSEY, U.S.A
            ------------------------------------------------------

Entered into this 17th day of November, 1997.

By and between:  KIT FARMS, INC., duly incorporated according to the laws of
                 Indiana, having its principal offices at Suite 188, 2843 Calument Avenue, Valparasio, Indiana, 46383, herein represented by Charles Giannetto, General Counsel and Vice President and R.W. Knoblock, President, herein referred to as:

                                  "KIT"

and: MINT ENERGY CORPORATION, duly incorporated in the State of Delaware, with principal offices at 308 Main Street, Allenhurst, New Jersey 07711, herein represented by Sandy J. Masselli, Jr. and herein after referred to as:

                                 "MINT"

     This agreement sets forth the principal business terms on which the parties agree to this merger called the "Acquisition Transaction".

                                    PART 1

1.01 Kit will acquire all of the issued and outstanding shares in the capital of Mint for a purchase price to consist of 80% of the issued and outstanding shares in the capital of Kit Farms, Inc. at the time of the acquisition.

1.02 The Acquisition Transaction shall be subject to the following conditions to be performed for the benefit of the Investor at or prior to the closing:

a)    Kit shall have no more than 7.2 million common share issued and
                                  -----------
      outstanding and no options, warrants or other securities outstanding or other than as described in its financial statements dated in November of 1997 and/or pursuant to stock options granted under its stock option plan, and except for anything remaining outstanding stock options there shall be no agreements, commitments or arrangements to issue shares or other securities of Kit Farms, Inc.

b) all corporate, legal and regulatory proceedings, approvals and consents which are reasonably considered necessary shall be taken or obtained in connection with the

1.03 The Acquisition Transaction shall be subject to the following conditions to be performed for the benefit of both parties at or prior to the Acquisition Transaction;

a) all corporate, legal and regulatory proceedings, approvals and consents which are reasonably considered necessary by the General Counsel for Kit Farms shall have been taken or obtained in connection with the Acquisition Transaction including, if required, the obtaining of the consent of the shareholders of Kit Farms;

b) shall have completed all due diligence examinations and procedures, as it deems fit and shall be satisfied with the results thereof, acting reasonably;


                                    PART II

2.01 Forwith upon mutual execution of this Agreement;

a) both parties shall make full disclosure (and its authorized representatives) of its financial positions and conditions, businesses, operations, assets, liabilities and such other matters or information relevant or material to the Acquisition Transaction (all of the foregoing, collectively "Information") that may reasonably require, and;

b) both parties shall be entitled to make such examinations and investigations (including by their authorized representatives) of the Information possessed by or in the control, as it may reasonably require, and for this purpose, on reasonable notice, shall be entitled to consult with the respective advisors and to have access to the premises, for the inspection and production of have relevant books, records, financial statements and other data it deems appropriate;

c) Mint Energy shall make available to Kit, or at its direction, an amount not to exceed $10,000.00 of which Kit Farms acknowledges receipt of, on account of anticipated expenses to be incurred by Kit Farms in connection with the preparation of the documentation and carrying out of due diligence. Such sum will not be subject to repayment by Kit Farms, Inc.

d) Mint shall provide to Kit, within ten (10) days after the execution of this Agreement and prior to the closing of this Acquisition Transaction, audited financial statements prepared in accordance with GAAP for Mint setting forth a net asset value in an amount not less than $33,000,000 US Dollars (Thirty three million) in talc reserves or other provable mineral reserves, or mineral processing contracts. In the event that Mint is unable to provide said financial statement within said ten (10) days, this Agreement shall be null and void and of no further force and effect and without recourse to Kit and its officers and directors.

     Kit shall provide to Mint after the execution of this Agreement and prior to the closing of the Acquisition Transaction, an audited financial statement for Kit prepared in accordance with GAAP, disclosing all of the known liabilities of Kit, whether absolute or contingent. Mint and or the Surviving Company shall not be liable for any debts or liabilities not disclosed on said audit.

e) all shares necessary to complete the Acquisition Transaction shall be issued from Treasury.

f) each party of this agreement shall take all reasonable necessary steps to maintain the confidentiality of the other's Information.


                                   PART III

2.02 Upon completion of the audits required in Article 2.01 (d) above, the parties shall forwith complete the closing of the Acquisition Transaction.

a) the new name of the Surviving Company shall be Western Minerals, Mining and Manufacturing, Inc. ("WMMM"), and shall be domiciled in the State of Delaware.
     The Transfer Agent for WMMM shall be:
     Mellon Bank, 1818 Market Street, Philadelphia, PA.

b) all validly issued and outstanding shares of Kit shall be converted on a one for one basis in WMMM.

c) the officers and directors of Kit at closing shall provide their written resignations and full mutual releases of Kit and each other from any and all claims, charges, compensation, debts or liabilities (whether absolute or contingent) in connection with the business of Kit prior to the execution of the Agreement.


2.03 Kit and Mint each shall co-operate in good faith with the other with a view to:

a) obtaining on a timely basis any regulatory or other consent, approval or exemption reasonably required in connection with the Acquisition Transaction; and

b)   completing any necessary filing with any regulatory authority.

c) it is the express intention or the parties for this Acquisition Transaction to qualify as a tax free reorganization pursuant to the Internal Revenue Code of 1986, as amended and rules and regulations pursuant thereto [Rule 368 (a)(1)(c)].

d) both parties acknowledge and agree that any transfer of securities pursuant to this Agreement and Acquisition Transaction shall constitute an exempt isolated transaction and the securities received in such transfer and exchange do not have to be registered under federal or state securities laws and regulations.

     Such co-operation shall include, without limitation, the provision of Information necessary therefore.

e) Mint acknowledges the significant problem of share dilution to former Kit shareholders subsequent to the closing of the Acquisition Transaction, and Mint hereby agrees to issue no new shares of WMMM unless for full and fair consideration.

2.04 Each agrees that they shall:

a) not take any steps, directly or indirectly, which may in any way adversely affect the Acquisition Transaction;

b) immediately disclose to the other parties any material change in relation to its affairs (by executing this agreement each signatory hereby confirms that it has no knowledge of any such material change which has occurred prior to the date hereof has not been generally disclosed), and;

c) not solicit, initiate or encourage submissions of proposals or offers from any other person, entity or group relating to, or facilitate or encourage any effort or attempt involving; an amalgamation, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving it and any other party (each an "Extraordinary Business Combination"); and further agrees it will not participate in any negotiations regarding, or (except as require by law) furnish to any other person, entity or group, any information with respect to, or otherwise co-operate in any way with, or assist or participate in any Extraordinary Business Combination.

2.05 This Acquisition Transaction shall be completed on or before the later of December 1, 1997. The effective date for this Acquisition Transaction shall be November 17, 1997.

2.06 The standard Terms and Conditions attached hereto as Exhibit A are made a part of this Agreement as though fully set forth herein.

                                           MINT ENERGY CORPORATION


                                           by:  /s/ Sandy Masselli
                                              ----------------------------------
                                                   on behalf of the shareholders


Dated this 17/th/ day of November, 1997
           --


                                           KIT FARMS, INC.


                                           by:  /s/ Robert W. Knoblock
                                              ----------------------------------
                                                   R.W. Knoblock
                                                   President


                                           by:  /s/ Charles Gionnetto
                                              ----------------------------------
                                                   Charles Gionnetto
                                                   Vice President

Attest:


/s/ Carole M. Knoblock
---------------------------------
Carole M. Knoblock
Secretary

                                   EXHIBIT A
                         STANDARD TERMS AND CONDITIONS


     1.   HEADINGS.  The subject headings of the paragraphs of this Agreement
          --------
included for the purpose of convenience only, and shall not affect the construction and interpretation of any of its provisions.

     2.   MODIFICATION and WAIVER.  This Agreement constitutes the entire
          -----------------------
Agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     No waiver shall be binding unless executed in writing by the party making the waiver.

     3.   COUNTER-PARTS. This Agreement may be executed simultaneously in one or
          -------------
more counter-parts, or by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.   RIGHTS OF PARTIES.  Nothing in this Agreement, whether express or
          -----------------
implied, is intended to confer any rights or remedies under of by reason of this Agreement on any persons other than the parties to it and their respective legal representatives, successors or assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

     5.   ASSIGNMENT.  This Agreement shall be binding on, and shall inure to
          ----------
the benefit of, the parties to it and their respective legal representatives, successors and assigns.

     6.   ARBITRATION and GOVERNING LAW.  Any controversy or claim arising out
          -----------------------------
of or relating to this Agreement, or the making, performance, or interpretation thereof, including the issues of fraud, misrepresentation, recision, or audits, shall be settled by arbitration in Chicago, Illinois, in accordance with the Commercial Rules of the Amercian Arbitration Association then existing, and judgment on the arbitration award may be entered in any Court having jurisdiction over the subject matter of the controversy, the arbitrators shall apply the corporate and commercial law of Delaware.

     7.   SPECIFIC PERFORMANCE.  Each parties' obligations under this Agreement
          --------------------
are unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights or remedies, may suit in equity for specific performance, and the parties expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the shares of Kit and converted to WMMM, after the closing, each of the parties waive any right that it may have to rescind this Agreement or the transaction contemplated by it, provided, however, this waiver shall not affect any other rights or remedies available to the parties under this Agreement or under law.

     8.   COSTS  I legal action or any arbitration or other proceeding is
          -----
bought for the enforcement of this Agreement, or because of any legal dispute, breach, default, or misrepresentation, in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other relief to which it or they may be entitled.

     9.   SEVERABILITY  To the extent any provision of this Agreement shall be
          ------------
determined to be invalid or unforceable, such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

     10.  NOTICES  All notices under this Agreement shall be in writing and
          _______
shall be properly addressed to the party entitled to receive said notice, at the last known address and or fax of said part, and mailed in the United States mail, postage prepaid, by first class registered or certified.

               NOTICES TO MINT AND WMMM AT:
               Attn.:  Sandy J. Masselli, Jr., Esq.
                       308 Main Street
                       Allenhurst, New Jersey 07711
                       Facsimile (732) 663-1313

               TO KIT AT:
               Attn.:  Charles Gionnetto, Esq.
                       Suite 188
                       2843 Calumet Ave. North
                       Valparaiso, IN 46383
                       Facsimile (219) 477-6595

     11.  TERMINATION  This Agreement shall remain in force and effect from the
          -----------
date hereof unless terminated in writing with the mutual consent of both parties.

     12.  AUTHORITY  Both parties acknowledge that by execution of this
          ---------
Agreement they have the right, power, legal capacity, and authority to enter into, and perform their respective obligations under this Agreement. The execution and delivery of this Agreement by the corporations have been duly authorized by their respective Board of Directors.

     13.  GOVERNING LAW  This Agreement shall be construed in accordance with
          -------------
and governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written.



                                          MINT ENERGY, INC



                                          By: /s/ Sandy J. Masselli
                                             --------------------------------
                                                  Sandy J. Masselli, Jr. Esq.
                                                  Its President



                                          KIT FARMS, INC



                                          By: /s/ Robert W. Knoblock
                                             --------------------------------
                                                  R.W. Knoblock
                                                  Its President




                                          By: /s/ Charles Giannetto
                                             --------------------------------
                                                  Charles Giannetto
                                                  Its Vice President




ATTEST AS TO KIT FARMS:



/s/ Carole M. Knoblock
----------------------
Carole M. Knoblock

Secretary

                              FIRST AMENDMENT TO

                             MINT ENERGY AGREEMENT


     THIS AMENDMENT, made and entered into this 15th day of January, 1998 by and among Mint Energy Corporation, ("MINT') and KIT Farms Inc., ("KIT").

     WHEREAS, pursuant to the terms of that certain Merger Agreement between the parties dated November 17, 1997 ("Merger Agreement"), for the merger and acquisition of certain talc reserve assets of MINT by KIT, and

     WHEREAS, subsequent to the execution of that Merger Agreement, the parties had certain discussions concerning the delay in acquiring said talc reserve assets and the parties are desirous of merging and acquiring certain other assets on a timely basis, for which MINT has provided due diligence valuations to KIT.

     NOW THEREFORE, for the covenants and representations contained in this Amendment, and other good and valuable consideration, the parties agree to amend said Merger Agreement as follows:

     PART II Paragraph 2.01 (d) is hereby stricken in its entirety and rewritten to read as follows:

     2.01 (d) MINT has provided to KIT independent business valuations for certain computer software assets and entertainment assets with a total value of Fifteen Million USD ($15,000,000.00).

     PART III Paragraph 2.02 (a) is hereby stricken in its entirety and rewritten to read as follows:

     2.02 (a) the new name of the Surviving Company shall be Total Entertainment Inc. ("TNTC"), and shall be domiciled in the State of Delaware. The Transfer Agent for TNTC shall be Colonial Stock Transfer, 455 East 400 South, Salt Lake City, Utah 84111.

     PART III Paragraph 2.05 is hereby stricken in its entirety and rewritten to read as follows:

     2.05 This Acquisition Transaction shall be completed on or before February 1, 1998. The effective date of this Acquisition Transaction shall be November 17, 1997.

     It is hereby further understood and agreed by the parties hereto, that by execution of this Amendment, they have not changed any of the remaining terms and conditions of the above identified Merger Agreement in any manner whatsoever or any exhibits attached thereto and the terms of the Merger Agreement shall remain in full force and effect. This Amendment shall be made a part of and attached to the Merger Agreement.

     IN WITNESS WHEREOF, the parties have executed his Amendment on the day and year first above written.


                                        MINT ENERGY CORPORATION



                                        /s/ Sandy J. Masselli, Jr.
                                        --------------------------
                                        By: Sandy J. Masselli, Jr.
                                            Its President


                                        KIT FRAMS INC.




                                        /s/ Robert W. Knoblock
                                        --------------------------
                                        By: Robert W. Knoblock
                                            Its President


                                        /s/ Charles Giannetto
                                        --------------------------
                                        By: Charles Giannetto
                                            Its Vice President

[SEAL OF THE STATE OF INDIANA APPEARS HERE]

                                                     ---------------------------
     ARTICLES OF MERGER                                SUE ANNE GILROY
     State Form 39036 (R4/6-95)                        SECRETARY OF STATE
     State Board of Accounts Approved 1995             CORPORATIONS DIVISION
                                                       305 W. Washington Street
                                                       Rm. E018
                                                       Indianapolis, IN 46204
                                                       Telephone: (317)232-6576
                                                     ---------------------------
INSTRUCTIONS: Use 8 1/2" x 11" white paper
              for inserts.                           Indiana Code 23-1-40-1
              Present original and two (2)           et. seq.
              copies to address in upper right
              corner of this form.                   FILING FEE: $90.00
              Please TYPE or PRINT.
              Upon completion of filing the
              Secretary of State will issue
              a receipt.

--------------------------------------------------------------------------------

                       ARTICLES OF MERGER/SHARE EXCHANGE
                                       OF
                            MINT ENERGY CORPORATION
          ----------------------------------------------------------
                (hereinafter "the nonsurviving corporation(s)")

--------------------------------------------------------------------------------

                                     INTO

                          KIT FARMS INC. # 1993040891
          ----------------------------------------------------------
                 (hereinafter "the surviving corporation")

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                       ARTICLE I-SURVIVING CORPORATION
--------------------------------------------------------------------------------
  SECTION 1
------------

  The name of the corporation surviving the merger is      KIT FARMS INC.
                                                     ----------------------
     such name [_] has [X] has not (designate which) been changed as a result of the merger.

--------------------------------------------------------------------------------
  SECTION 2
------------
  a. The surviving corporation is a domestic corporation existing pursuant to the provisions of the Indiana Business Corporation Law incorporated on
        APRIL 22, 1993.
     -----------------

  b. The surviving corporation is a foreign corporation incorporated under the laws of the state of __________________ and [_] qualified [_] not qualified (designate which) to do business in Indiana.

  If the surviving corporation is qualified to do business in Indiana, state the date of qualification:________________________.

  (If Application for Certificate of Authority is filed concurrently herewith state "Upon approval of Application for Certificate of Authority".)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                   ARTICLE II-NONSURVIVING CORPORATION(S)
--------------------------------------------------------------------------------
The name, state of incorporation, and date of incorporation or qualification (if applicable) respectively, of each Indiana domestic corporation and Indiana qualified foreign corporation, other than the survivor, which is party to the merger are as follows:
--------------------------------------------------------------------------------
Name of Corporation

   MINT ENERGY CORPORATION
--------------------------------------------------------------------------------
State of Domicile         Date of incorporation or qualification in Indiana
                          (if applicable)
     DELAWARE                           N/A
--------------------------------------------------------------------------------
Name of Corporation

--------------------------------------------------------------------------------
State of Domicile         Date of incorporation or qualification in Indiana
                          (if applicable)

--------------------------------------------------------------------------------
Name of Corporation

--------------------------------------------------------------------------------
State of Domicile         Date of incorporation or qualification in Indiana
                          (if applicable)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                ARTICLE III-PLAN OF MERGER OR SHARE EXCHANGE
--------------------------------------------------------------------------------

     The Plan of Merger or Share Exchange, containing such information as required by Indiana Code 23-1-40-1(b), is set forth in "Exhibit A"
     attached hereto and made a part hereof     ATTACHED
--------------------------------------------------------------------------------

                            PLAN OF MERGER/EXCHANGE

                                      FOR

                                KIT FARMS INC.


     On this 23rd day of January, 1998, in accordance with the Indiana Business Law Code Secs. 23-1-40-1 and 2, the following Plan of Merger/Exchange is adopted by the Board of Directors of Mint Energy Corporation ("Mint"), a Delaware corporation and KIT Farms Inc. ("KIT"), an Indiana corporation.


1.   Names of corporations.

     The name of the corporation planning to merger into KIT Farms Inc. is Mint Energy Corporation and the name of the surviving corporation is KIT Farms Inc.

2.   Terms and conditions of Merger.

     The terms and conditions of the merger are set forth in that Merger Agreement dated November 17, 1997 and Amendment thereto date January 15, 1998 attached hereto and made a part hereof as Exhibits A & B.

3.   Manner of conversion of shares.

     The manner of conversion of securities is set forth in Exhibit A, so after the merger/exchange the shareholders on the date of the merger of Mint shall own 80% of KIT Farms Inc. There is no other cash or property, in whole or part, that is part of this transaction. The surviving shareholders of KIT shall receive shares in TNTC on a one for one basis for all validly issued and outstanding shares held in KIT at the time of the merger.

4.   Amendments to Articles of Incorporation

     The parties mutually agree that after the merger/exchange Article I of KIT Farms Inc Articles of Incorporation shall be amended to change the name of the surviving corporation to Total Entertainment Inc. ("TNTC").

     IN WITNESS WHEREOF, the respective Board of Directors of Mint and KIT parties have executed this Plan of Merger on the day and year first above written.

MINT ENERGY CORPORATION                           KIT FARMS INC.



/s/ Sandy J. Masselli, Jr.                        /s/ Robert W. Knoblock
------------------------                          ----------------------
Sandy J. Masselli, Jr.                            Robert W. Knoblock
Director



/s/ Mitchell Brown                                /s/ Carole M. Knoblock
------------------------                          ----------------------
Mitchell Brown                                    Carole M. Knoblock
Director                                          Director



/s/ Joseph Masselli                               /s/ Charles Giannetto
------------------------                          ----------------------
Joseph Masselli                                   Charles Giannetto
Director                                          Director